SUBLEASE

THIS SUBLEASE is made and entered into as of the 9th day of March, 2016 (the "**Effective Date**"), by and between **SKANSKA USA BUILDING INC.**, a Delaware corporation (the "**Sublandlord**") and **ACSH SERVICE CENTER, LLC, d/b/a/ GONOW DOCTORS**, a Delaware limited liability company (the "**Subtenant**").

WITNESSETH:

WHEREAS, Sublandlord leases certain premises consisting of approximately 41,000 rentable square feet (the "**Master Lease Premises**") in a building located at 55 Ivan Allen, Jr. Boulevard (f/k/a Alexander Street), Atlanta, Georgia (the "**Building**") pursuant to that certain Office Lease (the "**Lease**") dated May 1, 2007 between TR 55 Allen Plaza LLC ("**Landlord**"), successor-in-interest to 55 Allen Plaza Associates, LLC, and Sublandlord, a copy of which Lease has been provided to Subtenant and is made a part hereof. All capitalized terms not otherwise defined herein shall retain that meaning ascribed to them in the Lease; and

WHEREAS, Subtenant desires to sublease from Sublandlord a portion of the Master Lease Premises totaling approximately 4,942 rentable square feet, known as Suite 500 on the 5th floor of the Building (the "**Subleased Space**"). A floor plan depicting the Subleased Space is attached hereto as Exhibit A; and

WHEREAS, the parties desire to enter into this Sublease defining their respective rights, duties, and liabilities relating to the Subleased Space;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1. Recitals. The recitals above and exhibits attached hereto are all hereby incorporated into the body of this Sublease as if fully set forth herein.

2. Guarantor. Prior to the execution (and as an express condition precedent to the validity) of this Sublease, Subtenant shall cause American CareSource Holdings, Inc., a Delaware corporation, to execute a guaranty (the "**Guaranty**") in favor of Sublandlord in the form attached to this Sublease as Exhibit C.

3. Term. Sublandlord, for and in consideration of the payment of the rent and the performance of the covenants hereinafter mentioned, does hereby demise, lease and assign unto Subtenant the Subleased Space, commencing on March 16, 2016 (the "**Sublease Commencement Date**") and ending on June 15, 2019 (the "**Term**"), on the terms and conditions set forth herein. In no event, however, shall the Term hereunder extend beyond the term under the Lease with respect to the Subleased Space.

Provided that no default has occurred by Subtenant under this Sublease either as of the time of notice as set forth below or as of the first day of the Extension Term (as defined below), Subtenant shall have one option to extend the Term to April 30, 2020 (the period between June

16, 2019 and April 30, 2020 being known as the "**Extension Term**"), on the following terms and conditions:

a. Subtenant shall give Sublandlord written notice of its exercise of the option to extend the Term at least nine (9) months prior to the end the Term;

b. Subtenant shall pay Base Rent during the Extension Term in the amounts set forth on the table below; and

c. Except for Base Rent, all of the terms and conditions of the Sublease shall remain the same and shall remain in full force and effect throughout the Extension Term.

4. Early Access. Subtenant shall have a license to access the Subleased Space prior to the Sublease Commencement Date on the following terms and conditions:

a. Such early access may only occur on or after execution of this Sublease, (the "**Early Access Date**");

b. Such access shall be limited to Subtenant's construction of its Approved Tenant Improvements;

c. No Base Rent shall be due and payable during the time period from the Early Access Date to the Sublease Commencement Date;

d. Until such time as the Approved Tenant Improvements have been completed, Sublandlord shall have the right to continue to occupy the Subleased Space and conduct its business operations therein so long as such business operations do not unreasonably interfere with the completion of the Approved Tenant Improvements; and

e. All other terms and conditions of this Sublease, expressly including, without limitation, Subtenant's indemnification in favor of Sublandlord and Landlord, shall be in full force and effect from and after the Early Access Date.

5. Rent.

a. The base rent, which shall be due and payable on or before the first (1st) day of each calendar month during the term of this Sublease (the "**Base Rent**"), shall be in the following amounts and shall be inclusive of the Expenses:

Original Term	
March 16, 2016 - February 28, 2017	$8,236.67/month
March 1, 2017 - February 28, 2018	$8,442.58/month
March 1, 2018 - February 28, 2019	$8,653.65/month
March 1, 2019 - June 15, 2019	$8,869.99/month
Extension Term	
June 16, 2019 - February 29, 2020	$8,869.99/month

March 1, 2020 - April 30, 2020	$9,091.74/month

As used herein, the term "**Expenses**" shall mean collectively, Operating Expenses as defined in Paragraph 1.4 of the Lease and Property Taxes as defined in Paragraph 1.6 of the Lease. Notwithstanding the foregoing table to the contrary, so long as Subtenant is not then in default beyond any applicable notice and cure period, Base Rent shall be abated during the following period: March 16, 2016 through June 15, 2016 (for the avoidance of doubt, $4,118.34 of Base Rent shall be due from Subtenant for the month of June, 2016, which amount is equal to the prorated portion of Base Rent due for the period of June 16, 2016 through June 30, 2016).

b. All amounts due hereunder from Tenant, including Base Rent, shall be referred to herein as "**Rent**". Subtenant shall pay Rent without any demand, setoff or deduction of any kind. In the event any installment of Rent is not paid by the fifth (5th) day of each month, a late charge of ten (10%) percent of the delinquent installment shall be due and payable. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Sublandlord. Sublandlord's acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Sublease or applicable law. Subtenant's covenant to pay Rent is independent of every other covenant in this Sublease.

6. Furniture & Equipment. Subtenant shall have a license to use the existing office equipment and furniture currently located in the Subleased Space and identified on Exhibit B attached hereto (the "**Equipment**"), which license shall run concurrent with the Term. At the termination or earlier expiration of the Sublease, Subtenant shall turn over the Equipment to Sublandlord in as good condition as on the Sublease Commencement Date, normal wear and tear excepted. Subtenant acknowledges and agrees that Sublandlord makes no representation nor warranty whatsoever as to the condition or fitness of the Equipment, and that Subtenant's use of the same shall be at Subtenant's sole risk. All Equipment shall remain in the Subleased Space and maintained in working condition, unless Subtenant notifies Sublandlord and Sublandlord consents in writing, which consent shall not be unreasonably withheld.

7. Subordinate to Lease. This Sublease is expressly made subject and subordinate to the terms and conditions of the Lease. With regard to the Subleased Space only, Sublandlord shall have all the rights of Landlord under the Lease and Subtenant shall assume all the obligations of Sublandlord under the Lease as if Sublandlord had been named Landlord and Subtenant had been named Tenant thereunder, except as expressly modified herein. Unless otherwise expressly provided in this Sublease, all such terms and conditions of the Lease applicable to the Subleased Space are hereby incorporated herein by reference as though fully set forth herein at length,

except (a) the Rent shall be as herein expressly provided and shall be paid to Sublandlord instead of the Landlord as provided in the Lease, and (b) the time limits contained in the Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise of the tenant thereunder of any right, remedy or option, are changed by shortening the same in each instance by three (3) business days, so that in each instance Subtenant shall have three (3) business days less time to observe or perform hereunder than Sublandlord has as the tenant under the Lease. Subtenant agrees to comply with and abide by all the terms, provisions, covenants and conditions of the Lease applicable to the Subleased Space, and any violation of the same by Subtenant shall constitute a default under this Sublease. The parties acknowledge that this Sublease shall not be effective unless and until Landlord has expressly consented in writing to the same.

8. Holdover. If Subtenant does not surrender possession of the Subleased Space at the end of the Term or upon earlier termination of this Sublease, at the election of Sublandlord, Subtenant shall be a tenant-at-sufferance from day to day and the Rent due during the period of such holdover shall be one and one half (1.5) times the amount which Subtenant was obligated to pay for the immediately preceding month.

9. Default. Upon default by Subtenant in the payment of Rent or any other payment required to be made by it or in the performance of any of its obligations hereunder, Sublandlord shall have the same rights and remedies against Subtenant as are afforded the Landlord against Sublandlord in the event of Sublandlord's default under the terms of the Lease. Notwithstanding anything in the Lease, Sublandlord shall have the right to enter the Subleased Space, remove any personal belongings of the Subtenant and recapture the Subleased Space immediately upon Subtenant default.

10. Assignment / Subletting. Subtenant shall not sublease or assign all or any portion of the Subleased Space throughout the term of this Sublease without the prior written consent of Sublandlord, such consent not to be unreasonably withheld or delayed.

11. Alterations. Except as otherwise expressly provided herein, Subtenant agrees to accept the Subleased Space and the facilities and utilities thereon "as is" in the present condition. By its act of taking possession, Subtenant shall be deemed to have accepted the Subleased Space and all facilities and utilities thereon, and to have acknowledged that the same are in the condition called for by the terms of this Sublease. Subtenant shall not make any alterations to the Subleased Space without the prior written consent of Sublandlord, which shall be in the reasonable discretion of Sublandlord and, if required by the Lease, approved in writing by the Landlord. Any such improvements or alterations so approved shall be referred to herein as the "**Approved Tenant Improvements**". In its consent to Approved Tenant Improvements, Sublandlord shall also state which alterations or improvements, if any, shall be removed at Subtenant's sole cost and expense at the expiration of the Term, as it may be extended pursuant to this Sublease.

12. Use & Indemnification. Subtenant shall use the office space for general office use. Subject to the Lease, Subtenant shall be provided with the use of five (5) parking spaces in the parking garage in the Building on a non-exclusive basis, provided that Subtenant shall contract separately with Sublandlord and pay market rates for the use of such spaces. Subtenant shall be fully responsible and liable (Landlord and Sublandlord being indemnified) for the regulatory

compliance and operation of the Subleased Space. Subtenant shall indemnify, defend and hold Sublandlord and Landlord, and Sublandlord's and Landlord's officers, agents, and employees (collectively, the "**Landlord and Sublandlord Indemnitees**") harmless from and against all liabilities, obligations, damages, judgments, penalties, claims, costs, charges and expenses, including, without limitation, reasonable attorneys' fees, which may be imposed upon, incurred by, or asserted against any of the Landlord and Sublandlord Indemnities and arising, directly or indirectly, out of or in connection with (a) Subtenant's breach of its obligations under the Lease, or (b) the negligence or willful acts of Subtenant, its agents, contractors, and employees. In no event shall Subtenant dispose, store, or otherwise utilize hazardous materials within the Subleased Space except in full compliance with the Lease and all applicable law.

13. Insurance. Subtenant shall at all times during the term hereof keep in force at its own expense all insurance policies required to be maintained by Sublandlord under the Lease that are applicable to Subtenant's use of the Subleased Space. All such insurance shall conform to the requirements for Sublandlord's insurance policies under the Lease.

14. Security Deposit. On execution of this Sublease, Subtenant shall pay cash to Sublandlord in the amount of Fifty Five Thousand and No/100ths Dollars ($55,000.00) (the "**Security Deposit**"), as security for the full and faithful performance of Subtenant's obligations under this Sublease. If Subtenant defaults in its obligations under this Sublease, Sublandlord may use or apply all or any part of the Security Deposit to cure the default or to compensate Sublandlord for its damages and expenses resulting from the default, in which event, Subtenant shall promptly deposit with Sublandlord the sum necessary to restore the Security Deposit to the full amount set forth above. Upon expiration of the Sublease Term or earlier termination of this Sublease, and after Subtenant has delivered possession of the Subleased Space in the condition required by this Sublease and otherwise fully performed its covenants and obligations hereunder, Sublandlord shall return the remaining balance of the Security Deposit ($13,816.65) to Subtenant (or at Sublandlord's option to the last assignee of Subtenant's rights under this Sublease. Sublandlord shall be entitled to commingle the Security Deposit with its general funds. Subtenant shall have no right to interest on the Security Deposit

Anything to the contrary herein notwithstanding, provided and so long as Subtenant is not then in default of this Sublease (i) $4,118.34 of the Security Deposit shall be applied to Tenant's Rent due on June 1, 2016 (and applicable to June 16, 2016 through June 30, 2016), (ii) $8,236.67 of the Security Deposit shall be applied to Tenant's Rent on July 1, 2016, August 1, 2016, September 1, 2016 and October 1, 2016, and (iii) $4,118.33 of the Security Deposit shall be applied to Tenant's Rent on November 1, 2016 of the term of this Sublease (and applicable to November 1, 2016 through November 15, 2016).

15. Brokers. Each party represents that no real estate broker, salesman, or agent other than Richard Bowers & Co. (the "**Subtenant's Broker**") and Colliers International – Atlanta, LLC (the "**Sublandlord's Broker**) was instrumental in procuring this Sublease. Subtenant will indemnify Sublandlord against any claim or commission brought by a party other than the Subtenant's Broker. Sublandlord will indemnify Subtenant against any claim or commission brought by a party other than the Sublandlord's Broker. If and only if this Sublease is fully executed, Sublandlord shall pay to Sublandlord's Broker a commission pursuant to a separate agreement.

16. Notice. It is expressly agreed that any notice required or desired to be sent shall be delivered to the following addresses and shall be deemed given (i) three (3) business days after deposited in the US mail and sent by United States Certified and/or Registered Mail, postage prepaid, return receipt requested, or (ii) on the day delivered if by hand, or (iii) when delivered if by overnight delivery by a professional delivery service:

If to Sublandlord:

Skanska USA Building Inc.
389 Interpace Parkway, 5th Floor
Parsippany, New Jersey 07054
Attn: Laura Boswell,
Executive Assistant - Legal

If to Subtenant:

At the Subleased Space

With a copy to:

Skanska USA Building Inc.
55 Ivan Allen Blvd., Suite 600
Atlanta, Georgia 30308
Attn: C. Clay Hayden, Esq.,
Sr. Vice President - General Counsel

And to:

Seyfarth Shaw LLP
1075 Peachtree Street, NE, Suite 2500
Atlanta, GA 30309
Attn: Kevin Woolf, Esq.

Additionally, Subtenant acknowledges that the address to which all payments of Rent due the Sublandlord should be sent is to the Sublandlord at the aforementioned Sublandlord address.

17. Attorneys' Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Sublease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys' fees.

18. Return of Subleased Space. At the end of the Term, Subtenant shall remove its personal property, equipment and trade fixtures from the Subleased Space (but excluding the Equipment, the disposition of which shall be subject to Sublandlord's direction), all in accordance with the terms of the Lease. Sublandlord may only require that an Approved Tenant Improvements be removed upon the expiration or earlier termination of the Term if Sublandlord notified Subtenant that such removal would be required at the time Sublandlord and Landlord approved the alteration or improvement.

19. Early Termination of the Lease. If the Lease should terminate prior to the expiration of the Term, Sublandlord shall have no liability to Subtenant. Where the Lease grants Sublandlord

any discretionary right to terminate the Lease as to all or any portion of the Master Lease Premises, whether due to casualty, condemnation, or otherwise, Sublandlord shall be entitled to exercise or not exercise such right in its sole and absolute discretion, but only after notice to Subtenant given 90 days prior to the date of termination, if the Subleased Space is affected.

20. Miscellaneous. This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia. All obligations under this Sublease are performable in the county or other jurisdiction where the Subleased Space is located, which shall be venue for all legal actions. If any term or provision of this Sublease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Sublease shall not be affected, and each remaining and reformed provision of this Sublease shall be valid and enforced to the fullest extent permitted by law. The headings and titles to the Sections of this Sublease are for convenience only and shall have no effect on the interpretation of any part of this Sublease. The words "include", "including" and similar words will not be construed restrictively to limit or exclude other items not listed. All of the covenants and agreements herein contained shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Sublease, and neither party is relying upon any warranty, statement or representation not contained in this Sublease. This Sublease may be modified only by a written agreement signed by Sublandlord and Subtenant.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date first written above, intending to be bound hereby.

SUBLANDLORD:

SKANSKA USA BUILDING INC.,
a Delaware corporation

By: Scott Cannon
Name: SCOTT CANNON
Title: EXECUTIVE VICE PRESIDENT

SUBTENANT:

ACSH SERVICE CENTER, LLC, d/b/a/ GONOW DOCTORS,
a Delaware limited liability company

By: _______________
Name: _______________
Title: _______________

EXHIBIT A

Floor Plan

[Please see attached.]


LIFE SAFETY PLAN
MAXIMUM DISTANCE OF TRAVEL
COMMON PATH OF TRAVEL
DEAD END DISTANCE
EXIT SEPERATION
DISTANCE TRAVELING
FIRE EXTINGUISHER CABINET
EXIT SIGNS
LIFE SAFETY PLAN LEGEND
5th FLOOR
LIFE SAFETY PLAN CODES
ASD
SKANSKA
LIFE SAFETY PLAN
@ 5TH FLOOR
LS1.05

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EXHIBIT B

Inventory of Furniture

- 16 Black Mesh Chairs
- 8 Cubicles
- 5 High Backed Office Desks
- 3 Standard Office Desks
- 4 Rectangular Tables
- 2 Oval Rolling Tables
- 9 File Cabinets (Two without working keys)
- 3 White Boards
- 1 Refrigerator
- 1 Dishwasher

EXHIBIT C

GUARANTY

IN CONSIDERATION OF, and as an inducement for the granting, execution, and delivery of that certain Sublease dated March 4, 2016, (hereinafter referred to as the "**Sublease**") by and between **SKANSKA USA BUILDING INC.**, a Delaware corporation (hereinafter referred to as "**Sublandlord**") and **ACSH SERVICE CENTER, LLC d/b/a/ GONOW DOCTORS**, a Delaware corporation (hereinafter referred to as "**Subtenant**"), and in further consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations paid by Sublandlord to the undersigned, the receipt and sufficiency of which are hereby acknowledged, **AMERICAN CARESOURCE HOLDINGS, INC.**, a Delaware corporation, the undersigned, ("**Guarantor**") hereby guarantees to Sublandlord the full and prompt payment of rent, including, but not limited to, the minimum guaranteed or base rental, common area charges, tax and insurance reimbursements, additional rent, and any and all other sums and charges payable by Subtenant under said Sublease and any extension or renewal thereof, if any, as well as guarantees the full and timely performance and observance of all the covenants, terms, conditions, provisions, and agreements therein provided to be performed and observed by Subtenant; and Guarantor hereby covenants and agrees to and with Sublandlord that, if Subtenant should at any time default in the payment of any such minimum guaranteed or base rental, common area charges, tax and insurance reimbursements, additional rent, or any other such sums due and payable by Subtenant under said Sublease, or if Subtenant should default in the performance and observance of any other terms, covenants, conditions, provisions, and agreements contained in said Sublease, then Guarantor shall and will forthwith pay such rent and other such sums and charges to Sublandlord and shall and will forthwith faithfully perform and fulfill all of such terms, covenants, conditions, provisions, and agreements and will forthwith pay to Sublandlord all damages that may arise in consequence of any such default by Subtenant under said Sublease, including, without limitation to, all reasonable attorneys' fees and disbursements incurred by Sublandlord or caused by any such default and/or by the enforcement of this Guaranty.

This Guaranty is an absolute and unconditional Guaranty of payment and of performance. It shall be enforceable by Sublandlord in a joint action against Guarantor, Subtenant, and/or any other guarantor of the Sublease, or in a separate and independent action against Guarantor without the necessity for any suit or proceedings on Sublandlord's part of any kind or nature whatsoever against Subtenant or Guarantor of Subtenant's failure to pay rent or other charges due under the Sublease or of Subtenant's default or breach under the Sublease or of any other notice or demand to which Guarantor might otherwise be entitled, all of which notices Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished, or impaired by reason of the assertion, or the failure to assert, by Sublandlord against Subtenant of any of the rights or remedies reserved to Sublandlord pursuant to the provisions of the Sublease or any other remedy or right which Sublandlord may have at law or in equity. Guarantor hereby expressly consents and agrees that any such actions against Guarantor may be brought and pursued against Guarantor in the county or judicial district or circuit in which the premises which is the subject of the Sublease is located.

This Guaranty shall be a continuing guaranty, and the liability of Guarantor hereunder shall in no way be affected, modified, or diminished by reason of any assignment, renewal, modification, or extension of the Sublease or by reason of any modification or waiver of or change in any of the terms, covenants, conditions, provisions, or agreements of said Sublease, or by reason of any extension of time that may be granted by Sublandlord to Subtenant, or by reason of any unilateral action of either Sublandlord or Subtenant, or by reason of any dealings or transactions or matter or thing occurring between Sublandlord and Subtenant, including, without limitation, any adjustments, compromises, settlements, accord and satisfactions, or releases, or any bankruptcy, insolvency, reorganization, arrangement, assignment for benefit of creditors, receivership, or trusteeship affecting Subtenant, whether or not notice thereof is given to Guarantor, all of which notices Guarantor expressly waives. Guarantor hereby expressly waives any suretyship defense it may have by virtue of any statute, law, or ordinance of any state or other governmental authority.

All of Sublandlord's rights and remedies under the Sublease or under this Guaranty are intended to be distinct, separate, and cumulative and no such right and remedy therein or herein mentioned is intended to be in exclusion of, or a waiver of, any of the others. In the event that other agreements similar to this Guaranty are

executed from time to time by other persons or entities with respect to the Sublease, this Guaranty shall be cumulative of such other agreements to the effect that the liabilities of Guarantor hereunder shall be joint and several with those of such other guarantors or sureties, and the liabilities of Guarantor hereunder shall in no event be affected or diminished by reason of any such other agreement.

Guarantor warrants and represents that it has the legal right and capacity to execute this Guaranty and that Guarantor has a direct financial interest in the making of said Sublease. Guarantor hereby waives all presentments, demands for performance, notices of non-performance, protests, notice of protests, notices of dishonor, and notices of acceptance.

Sublandlord may, without notice, assign this Guaranty in whole or in part, and/or may assign all or any part of its interest in the Sublease, and, in such event, each and every successive assignee of the Sublease and/or this Guaranty shall have the right to enforce this Guaranty, by suit or otherwise, for the benefit of such assignee as fully as if such assignee were named herein. Guarantor shall not assign or delegate this Guaranty without the prior written consent of Sublandlord.

This Guaranty, and all the terms, covenants, conditions, provisions, and agreements hereof, shall be binding upon and shall inure to the benefit of the respective heirs, executors, personal representatives, successors, and assigns of Sublandlord, Subtenant and Guarantor. Words of any gender in this Guaranty shall be construed to include any other gender, words in the singular number shall be construed to include the plural, and words in the plural number shall be construed to include the singular, when the context or sense of this Guaranty requires. Whenever the words "Sublandlord," "Subtenant," or "Guarantor" are used herein, they shall be construed to mean, and the terms, covenants, conditions, provisions, and agreements hereof shall be binding upon, not only the named Sublandlord, Subtenant, and Guarantor, but also the respective heirs, executors, personal representatives, successors, and assigns of Sublandlord, Subtenant and Guarantor. This Guaranty shall be enforced and construed in accordance with the laws of the State in which the premises is located.

The breach by any Guarantor of the terms of this guaranty shall be deemed to be a default under the Sublease.

IN WITNESS WHEREOF, Guarantor has hereunto set its hand and seal this 4th day of March, 2016.

AMERICAN CARESOURCE HOLDINGS, INC.,
a Delaware corporation

By: [signature]
Name: Adam S. Winger
Its: President & CEO

24414422v.5